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                                                                    Exhibit 23.1


                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-51270) and related prospectus of Salix Pharmaceuticals, Ltd. for the registration of 2,644,200 shares of its common stock; on Form S-8 (No. 333-41801) pertaining to the 1994 Stock Option Plan; and on Form S-8 (No. 333-47586) pertaining to the 1996 Stock Option Plan, as amended, of Salix Pharmaceuticals, Ltd., of our report dated February 2, 2001, with respect to the consolidated financial statements and schedule of Salix Pharmaceuticals, Ltd. (formerly, Salix Holdings, Ltd.) included in the Annual Report (Form 10-K) for the year ended December 31, 2000.





                                                         /s/ Ernst & Young LLP




Raleigh, North Carolina
March 28, 2001